Exhibit 4.2

CINTAS CORPORATION NO. 2,

Issuer

CINTAS CORPORATE SERVICES, INC.,

Subsidiary Guarantor

to

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 8, 2010

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), is dated as of November 8, 2010 (the “Effective Date”), among CINTAS CORPORATION NO. 2, a corporation organized and existing under the laws of the State of Nevada (the “Company”), CINTAS CORPORATE SERVICES, INC., a corporation organized under the laws of the State of Ohio (“Corporate Services”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (as successor to Wachovia Bank, National Association), as trustee (the “Trustee”), and hereby amends the Indenture, dated as of May 28, 2002, among the Company, the Parent Guarantor, the Subsidiary Guarantors party thereto and the Trustee (as previously amended, modified or supplemented and in effect, the “Indenture”).

WITNESSETH

WHEREAS, pursuant to Section 10.7 of the Indenture, the Company is required to cause each person that falls within the definition of Subsequent Subsidiary Guarantor to become a Guarantor under the Indenture;

WHEREAS, pursuant to Section 9.1 of the Indenture, the Company, a Guarantor and the Trustee may enter into one or more indentures supplement without the consent of any Holders of Securities or Coupons, in order to add a Subsidiary as a Subsequent Subsidiary Guarantor;

WHEREAS, this Supplemental Indenture has been authorized by the resolutions of the board of directors of Corporate Services; and

WHEREAS, all other requirements necessary to make this Supplemental Indenture a valid instrument, in accordance with its terms, have been performed and fulfilled, and the execution and delivery hereof have been, in all respects, duly authorized.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.           Defined Terms.  For purposes of this Supplemental Indenture, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Indenture.

SECTION 2.           Additional Subsidiary Guarantor.  As of the Effective Date, Corporate Services is and shall be a Subsidiary Guarantor under the Indenture and shall be bound by the terms thereof and liable for all obligations of a Subsidiary Guarantor thereunder, including the provisions of Section 16 of the Indenture.

SECTION 3.           Effect of Supplemental Indenture.  As of the Effective Date, the Indenture shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Company, Corporate Services, each other Subsidiary Guarantor and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be deemed to be part of the terms and conditions of the Indenture for any and all purposes.  Except as modified and expressly amended by this Supplemental Indenture, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4.           Binding Effect.  The provisions of this Supplemental Indenture shall be binding upon and inure to the benefit of the Company, each Guarantor and the Trustee and each of their respective successors and assigns.  Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors under the Indenture and the Noteholders, any benefit of any legal or equitable right, remedy or claim under the Indenture.

SECTION 5.           Acceptance by Trustee.  The Trustee accepts the amendment to the Indenture as set forth in this Supplemental Indenture and upon receipt of all deliverables as set forth in the indenture agrees to perform the duties of the Trustee upon the terms and conditions set forth herein and in the Indenture set forth therein.  Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals contained herein, which shall be taken as the statements of the Company and the Trustee shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Supplemental Indenture and makes no representation with respect thereto.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct of, or affecting the liability of, or affording protection to the Trustee.

SECTION 6.           Execution, Delivery and Validity.  The Company represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by the Company and Corporate Services and constitutes each such Person’s legal, valid and binding obligation, enforceable against the Company and Corporate Services in accordance with its terms.

SECTION 7.           GOVERNING LAW.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 8.           Severability of Provisions.  If any one or more of the provisions or terms of this Supplemental Indenture shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Supplemental Indenture and shall in no way affect the validity or enforceability of the other provisions or terms of this Supplemental Indenture.

SECTION 9.           Section Headings.  The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 10.         Counterparts.  This Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Company, Corporate Services and the Trustee have caused this Supplemental Indenture to be duly executed as of the date first above written.

CINTAS CORPORATION NO. 2

By:	/s/ Thomas E. Frooman
Name:	Thomas E. Frooman
Title:	VP & Secretary – General Counsel

CINTAS CORPORATE SERVICES, INC.

By:	/s/ Thomas E. Frooman
Name:	Thomas E. Frooman
Title:	VP & Secretary – General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Steven A. Finklea
Name:	Steven A. Finklea, CCTS
Title:	Vice President